As filed with the Securities and Exchange Commission on July 10, 1995.

                                          Registration No. 33-_____________
       ======================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                 --------------------
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                 --------------------
                                   PHOTRONICS, INC.
                (Exact name of registrant as specified in its charter)

                      CONNECTICUT                    06-0854886
            (State or other jurisdiction of       (I.R.S. Employer
             incorporation or organization)    Identification Number)

                              1061 EAST INDIANTOWN ROAD
                               JUPITER, FLORIDA  33477
                                    (407) 747-4163
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JEFFREY P. MOONAN, ESQ.,
                      SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                              1061 EAST INDIANTOWN ROAD
                               JUPITER, FLORIDA  33477
                                    (407) 747-4163
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                                      COPIES TO:
                              STEVEN L. WASSERMAN, ESQ.
                                  REID & PRIEST LLP
                                 40 WEST 57TH STREET
                              NEW YORK, NEW YORK  10019


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
          From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.
             If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

                           CALCULATION OF REGISTRATION FEE
        ====================================================================
          TITLE
           OF
          EACH
          CLASS                    PROPOSED
           OF                      MAXIMUM         PROPOSED
       SECURITIES      AMOUNT      OFFERING         MAXIMUM       AMOUNT
           TO            TO         PRICE          AGGREGATE        OF
           BE            BE          PER           OFFERING    REGISTRATION
       REGISTERED    REGISTERED   SHARE (1)        PRICE (1)       FEE
       ----------    ----------   ---------        --------    ------------
       Common Stock,
       par value
       $.01 per
       share          98,559       $31.63         $3,117,421    $1,074.97
       =====================================================================

          (1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457, based upon the average of the high and low prices of the Registrant's Common Stock on the Nasdaq National Market on July 7, 1995.

               The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     ==========================================================================

                      SUBJECT TO COMPLETION, DATED JULY 10, 1995


                                   PHOTRONICS, INC.

                                    98,559 SHARES

                                     COMMON STOCK

        This Prospectus relates to the offering of 98,559 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Photronics, Inc., a Connecticut corporation (the "Company" or "Photronics"), by a selling shareholder of the Company (the "Selling Shareholder"). See "Selling Shareholder."

        The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PLAB." On July 7, 1995, the last sales price was $32.50 for the Common Stock, as reported by Nasdaq.

        It is anticipated that the Selling Shareholder will offer the Shares for sale at prevailing prices on the Nasdaq National Market on the date or dates of sale. The Selling Shareholder may also make private sales directly or through broker-dealers at prevailing market prices or at prices otherwise negotiated. None of the proceeds from the sale of the Shares will be received by the Company. All costs, expenses and fees incurred in connection with the registration of the Shares are being borne by the Company, but all brokerage commission and other selling expenses incurred by the Selling Shareholder will be borne by the Selling Shareholder. See "Selling Shareholder" and "Plan of Distribution."

                                --------------------
       SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN RISKS AND OTHER FACTORS
            TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES
                                  OFFERED HEREBY.
                                --------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                                  CRIMINAL OFFENSE.


                                --------------------


                    The date of this Prospectus is         , 1995


     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

        NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
     Incorporation of Certain Documents by Reference . . . . . . . . .        2
     Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . .        3
     Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . .        4
     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .        7
     Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8
     Selling Shareholder . . . . . . . . . . . . . . . . . . . . . . .       13
     Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . .       13
     Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . .       14
     Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       14
     Available Information . . . . . . . . . . . . . . . . . . . . . .       14

                                --------------------

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents which have been filed by the Company with the Securities and Exchange Commission (the "Commission") (File Number 0-15451) pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1994, except for
     Item 8; (ii) the Company's Current Reports on Form 8-K, dated December 5, 1994 and March 24, 1995; (iii) the Company's Current Report on Form 8-K/A Amendment 1, dated January 27, 1995; (iv) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 1995 and April 30, 1995; (v) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated March 3, 1987, pursuant to Section 12 of the 1934 Act. The Company has also filed with the Securities and Exchange Commission a Registration Statement No. 33-58239 on Form S-3 under the Securities Act of 1933, as amended, that includes consolidated financial statements contained on pages F-1 to F-17 which are incorporated herein by reference.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference and to be a part hereof from the respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will furnish, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits). Requests for such documents should be directed to Michael McCarthy, Manager of Investor Relations, Photronics, Inc., P.O. Box 5226, 15 Secor Road, Brookfield, Connecticut, 06804, telephone (203) 775-9000.

                                  PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and consolidated financial statements incorporated by reference herein.

                                     The Company

        The Company is a leading manufacturer of photomasks, which are primarily used by the semiconductor industry in the manufacture of integrated circuits. The Company's photomasks, which are high precision photographic quartz plates containing microscopic images of electronic circuits, are manufactured in the Company's five manufacturing facilities in the United States in accordance with circuit designs provided on a confidential basis by its customers. The Company images circuit patterns onto photomasks using laser-based or electron beam technologies and, to a lesser degree, optical-based technologies. Photronics is one of the largest photomask manufacturers in the United States.

        Photomasks are a key element in the manufacture of semiconductors and are used as masters to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits and, to a lesser extent, other types of electronic components. Each circuit consists of a series of separate patterns, each of which is imaged onto a different photomask. The resulting series of photomasks is then used to successively layer the circuit patterns onto the semiconductor wafer.

        Demand for photomasks is driven both by semiconductor design activity and increases in the complexity of integrated circuits. As the complexity of integrated circuits has increased, the number of photomasks used in the manufacture of a single circuit also has increased. The market for photomasks consists primarily of semiconductor manufacturers and designers in the United States, Europe and the Pacific Rim. According to the International Data Corporation, in 1994 worldwide semiconductor sales were approximately $100 billion. Based upon industry estimates, photomask sales for 1994 exceeded $300 million in North America and $1.1 billion worldwide.

         Photomasks are manufactured by independent manufacturers, like the Company, and captives, which are semiconductor manufacturers that produce almost exclusively for their own fabrication of integrated circuits. Since the mid-1980s, there has been in the United States a trend toward the divestiture or closing of captive photomask operations by semiconductor manufacturers. As a result, the share of the market served by independents has increased significantly. During the same period, due in part to competitive pressures and increasing capital requirements, the number of significant independent manufacturers decreased from approximately 12 in the mid-1980s to four in 1994. In response to these trends, the Company has completed a number of strategic acquisitions, including acquisitions of operations in Texas in October 1993 and in California in December 1994. These two recent acquisitions were primarily responsible for the significant increases in the Company's net sales and net income in fiscal 1994 and the first three months of fiscal 1995.

          The Company's objective is to expand its position as a leader in the manufacture of photomasks. The Company's strategy includes ensuring strong customer relationships through high levels of customer satisfaction, maintaining technological leadership through investment in state-of-the-art manufacturing capabilities and leveraging the Company's network of manufacturing facilities to provide timely product delivery and rapid response to customer demands. The Company has expanded sales in international markets by serving customers from its facilities in the United States and by forming strategic alliances with photomask manufacturers in certain foreign countries. In March 1995, the Company announced that it will establish a facility in Singapore, and it intends to continue to increase its presence in selected international markets.

          The Company sells its products primarily through a direct sales force. The Company conducts its sales activities from 11 sales locations in the United States and one in the United Kingdom. The Company's customers include Advanced Micro Devices, Inc., Cypress Semiconductor Corporation, LSI Logic Corporation, Micron Technology, Inc., Motorola, Inc., National Semiconductor Corporation, Orbit Semiconductor, Inc., Raytheon Company, Texas Instruments Incorporated, VLSI Technology, Inc. and Zilog, Inc.

          The Company is a Connecticut corporation, organized in 1969. The Company changed its name in April 1990 from Photronics Labs, Inc. Its principal executive offices are located at 1061 East Indiantown Road, Jupiter, Florida 33473, telephone (407) 747-4163.

                                     RISK FACTORS

        In addition to the other information in this Prospectus, the following should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

     UNCERTAIN DEMAND FOR PHOTOMASKS; CYCLICAL NATURE OF SEMICONDUCTOR INDUSTRY

        In recent years, demand for photomasks has fluctuated significantly.
     The Company believes that, during the early 1990s, unit sales of photomasks were relatively flat, and the Company and other independent manufacturers experienced price reductions. Although demand for photomasks increased in 1994, there can be no assurance that demand will not decline or that pressure to reduce prices will not continue. In addition, substantially all of the Company's net sales are derived from customers in the semiconductor industry. This industry is highly cyclical and has been characterized by periodic downturns, which in some cases have had severe effects on suppliers to the industry. There can be no assurance that any of the foregoing factors will not have a material adverse effect on the Company's business and results of operations. See "Business -- Industry Overview."

     DEPENDENCE ON MAJOR CUSTOMERS

        Approximately 36% of the Company's net sales in fiscal 1994 was derived from sales to Texas Instruments. An additional 18% of net sales in fiscal 1994 was derived from sales to the Company's next four largest customers, no one of which accounted for more than approximately 5% of net sales. None of the Company's customers has contracts requiring it to purchase any minimum quantity of photomasks from the Company, and any loss of, or significant reduction in, orders from any of these customers, particularly Texas Instruments, could have a material adverse effect on the Company's business and results of operations. The Company currently supplies substantially all of the photomasks used by the operations of Texas Instruments in North America. Large semiconductor manufacturers typically have multiple sources of supply of photomasks, and Texas Instruments could utilize additional sources of supply in the future, which could have a material adverse effect on the Company's business and results of operations. See "Business -- Customers."

     MANAGEMENT OF EXPANDING OPERATIONS; LIMITED ADDITIONAL ACQUISITION OPPORTUNITIES

        The Company has recently experienced rapid expansion of its operations, primarily due to its acquisitions of the photomask manufacturing operations of Toppan Printronics (USA), Inc. ("TPI") in October 1993 and Micro Mask in December 1994. In addition, the Company currently is expanding its manufacturing capacity and plans to relocate its Texas manufacturing operations to a new facility and establish a manufacturing facility in Singapore. The Company also from time to time evaluates and enters into negotiations with respect to potential acquisitions, and the Company may make additional acquisitions in the future. This expansion has placed, and is expected to continue to place, significant demands on the Company's administrative, operational and financial personnel and systems. The Company has in the past experienced, and could in the future experience, difficulties and delays in ramping up new production facilities. Managing acquired operations entails numerous operational and financial risks, including difficulties in the assimilation of acquired operations, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired operations. Sales of acquired operations also may decline following the acquisition, particularly if there is an overlap of customers served by the Company and the acquired operation, and such customers transition to another vendor in order to ensure a second source of supply. In this respect, the Company believes that there was some degree of overlap between the Company's customers and those of Micro Mask, and some of these customers may transition to second sources of supply. Furthermore, in connection with any future acquisitions, the Company would be required to utilize its cash reserves and/or issue new securities, which could have a dilutive effect on the Company's earnings per share, particularly during the initial integration of the acquired operations into the Company's operations. Any failure of the Company to successfully manage its expanding operations could have a material adverse effect on the Company's business and results of operations.

        A substantial majority of the Company's increases in net sales in fiscal 1994 and the six months ended April 30, 1995 were attributable to the acquisitions of TPI and Micro Mask, respectively. The Company believes that there are limited remaining opportunities to acquire significant photomask operations in the United States. Any future growth in net sales in the United States therefore will substantially depend upon growth in the Company's existing business, and there can be no assurance that such growth will occur.

     EXPANSION INTO INTERNATIONAL MARKETS

        In fiscal 1994, international sales accounted for approximately 13% of the Company's net sales. The Company believes that achieving significant additional international sales will require it, among other things, to develop a local presence in the markets on which it is focused, which would require a significant investment of financial, management, operational and other resources. In March 1995, the Company announced plans to establish a facility in Singapore. In international markets, existing independent photomask suppliers, including, in certain markets, DuPont Photomasks, Inc. ("DuPont"), have significant local presences and market share.
     Accordingly, the Company expects to encounter significant competition which could affect the Company's success in establishing a significant presence in international markets that it targets.

        Operations outside the United States are subject to inherent risks, including fluctuations in exchange rates, political and economic conditions in various jurisdictions, unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer accounts receivable payment cycles and potentially adverse tax consequences. There can be no assurance that such factors will not have a material adverse effect on the Company's ability to generate sales outside the United States and, consequently, on the Company's business and results of operations. See "Business -- Strategy."

     TECHNOLOGICAL CHANGE

        The photomask industry has been and is expected to continue to be characterized by technological change and evolving industry standards. In order to remain competitive, the Company will be required to continually anticipate, respond to and utilize changing technologies. In particular, the Company believes that as semiconductor geometries continue to become smaller, the Company will be required to manufacture optical proximity correction and phase-shift photomasks. These technologies currently are in developmental stages and the Company has not yet manufactured these types of photomasks in volume. In addition, demand for photomasks has been and could in the future be adversely affected by changes in methods of semiconductor manufacturing (which could affect the type or quantity of photomasks utilized). If the Company were unable, due to resource, technological or other constraints, to anticipate, respond to or utilize these or other changing technologies, the Company's business and results of operations could be materially adversely affected. In addition, the Company's business and results of operations could be adversely affected by increased market acceptance of alternative methods of transferring circuit designs onto semiconductor wafers. See "Business -- Research and Development."

     FUTURE CAPITAL NEEDS UNCERTAIN

        The manufacture of photomasks requires a significant investment in capital equipment. The Company expects that it will be required to continue to make significant capital expenditures in connection with its operations in the United States. The Company also has initiated a strategy to increase its presence in certain international markets in which it does not yet have a significant presence. Any expansion of the Company's operations in these markets would require significant additional investment in new manufacturing facilities. There can be no assurance that the Company will be able to obtain any additional capital required in connection with such expansion on reasonable terms, or at all, or that any such expansion will not have a material adverse effect on the Company's business and results of operations, particularly during the start-up phase of new operations.

     COMPETITION

        The photomask industry is highly competitive, and most of the Company's customers utilize more than one photomask supplier. In the United States, the Company competes primarily with DuPont and, to a lesser extent, with other smaller independent photomask suppliers. The Company also competes with semiconductor manufacturers' captive photomask manufacturing operations. The Company expects to face continued competition from these and other suppliers in the future. DuPont, which has competed aggressively in the past, and certain potential competitors in international markets have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition, than the Company.

        The Company's ability to compete primarily depends upon the consistency of product quality and timeliness of delivery, as well as pricing, technical capability and service. The Company also believes that proximity to customers is an important competitive factor in certain markets. In the past, competition led to pressure to reduce prices which, the Company believes, contributed to the decrease in the number of independent manufacturers. There can be no assurance that pressure to reduce prices will not continue. See "Business -- Competition."

     FLUCTUATIONS IN QUARTERLY PERFORMANCE

        In the past, the Company experienced fluctuations in its quarterly operating results and it anticipates that such fluctuations will continue and could intensify in the future. Fluctuations in operating results may result in volatility in the price of the Common Stock. Operating results may fluctuate as a result of many factors, including size and timing of orders and shipments, product mix, sales of used equipment (which have widely varying gross margins), technological change, competition, loss of significant customers and general economic conditions. The Company's customers generally order the Company's products on an as-needed basis, and substantially all of the Company's net sales in any quarter are dependent on orders received during that quarter. Since the Company operates with a limited backlog and the rate of new orders may vary significantly from month to month, the Company's capital expenditures and expense levels are based primarily on sales forecasts. Consequently, if anticipated sales in any quarter do not occur when expected, capital expenditures and expense levels could be disproportionately high, and the Company's operating results would be adversely affected.

     DEPENDENCE ON SUPPLIERS

        Raw materials utilized by the Company generally include high precision quartz plates, which are used as photomask blanks, pellicles, which are protective transparent cellulose membranes and electronic grade chemicals used in the manufacturing process. The Company has established purchasing arrangements with each of Hoya Corporation USA, the parent of Micro Mask ("Hoya"), and Toppan Printing Co., Ltd. ("Toppan") pursuant to which the Company purchases substantially all of its photomask blanks. The Company expects that it will continue to purchase substantially all of its photomask blanks from Hoya and Toppan so long as their price, quality and delivery and service are competitive. Any delays or quality problems in connection with significant raw materials, particularly photomask blanks from either Hoya or Toppan, could cause delays in shipments of photomasks which could adversely affect the Company's business and results of operations. See "Business Materials and Supplies." The fluctuation of exchange rates with respect to prices of significant raw materials used in manufacturing also could have a material adverse effect on the Company's business and results of operations, although the Company has not experienced any such effects to date.

     CONTROL BY MANAGEMENT

        As of April 25, 1995, officers and directors of the Company and their affiliates beneficially owned approximately 37% of the Company's outstanding Common Stock, including shares held by Toppan that are subject to an agreement with the Company which, among other things, requires Toppan to vote its shares for nominees for director proposed by the Company's board. This concentration of ownership will enable management to exercise substantial influence over the election of directors and other corporate transactions requiring shareholder approval, including mergers, consolidations or other significant transactions.
     This concentration of ownership could prevent or delay a change in control of the Company.

     DEPENDENCE ON MANAGEMENT AND TECHNICAL PERSONNEL

        The Company's success depends upon, in part, key managerial, engineering and technical personnel, as well as its ability to continue to attract and retain additional personnel. The loss of certain key personnel could have a material adverse effect upon the Company's business and results of operations. There can be no assurance that the Company can retain its key managerial, engineering and technical employees or that it can attract similar additional employees in the future. While the Company believes that it provides competitive compensation and incentive packages, it does not have written employment agreements with employees.

     FLUCTUATIONS IN STOCK PRICE

        The trading prices of the Company's Common Stock have fluctuated significantly. The prices at which the Common Stock trades are determined in the marketplace and may be influenced by many factors, including the performance of, and investor expectations for, the Company, the trading volume in the Common Stock and general economic and market conditions. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price and volume fluctuations. This volatility has substantially affected the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. There can be no assurance as to the price at which the Common Stock will trade in the future.

     SHARES ELIGIBLE FOR FUTURE SALE

        As of May 23, 1995, the Company had 11,413,415 shares of Common Stock outstanding. Of these shares, 7,592,015 shares were freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "1933 Act"), and 3,821,400 shares were "restricted" securities within the meaning of Rule 144. As of such date, 1,843,900 of such restricted shares were eligible for sale in the open market under and subject to restrictions contained in Rule 144. The Company is unable to estimate the number of shares that may be sold pursuant to the foregoing methods of sale because such sales will depend on the market price for the Common Stock, the personal circumstances of sellers and other factors. In addition, options and warrants to purchase 994,028 shares of Common Stock were outstanding as of January 31, 1995. The holder of 1,590,000 shares of Common Stock has certain demand and piggyback registration rights beginning in 1996. Any sale of substantial amounts of Common Stock in the open market may significantly reduce the market price of the Common Stock.


                                   USE OF PROCEEDS

        The Company will receive no proceeds from the sale of the Shares by the Selling Shareholder.

                                       BUSINESS

        Photronics is a leading manufacturer of photomasks, which are primarily used by the semiconductor industry in the manufacture of integrated circuits. The Company's photomasks, which are high precision photographic quartz plates containing microscopic images of electronic circuits, are manufactured in Photronics' four manufacturing facilities in the United States in accordance with circuit designs provided on a confidential basis by its customers. The Company images circuit patterns onto photomasks using laser-based or electron beam technologies and, to a lesser degree, optical-based technologies. Photronics is one of the largest photomask manufacturers in the United States.

     INDUSTRY OVERVIEW

        Photomasks are a key element in the manufacture of semiconductors and are used as masters to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits and, to a lesser extent, other types of electrical components. Each circuit design consists of a series of separate patterns, each of which is imaged onto a different photomask. The resulting series of photomasks is then used to successively layer the circuit patterns onto the semiconductor wafer.

        The market for photomasks consists primarily of semiconductor manufacturers and designers in the United States, Europe and Pacific Rim regions. According to International Data Corporation, in 1994 world-wide semiconductor sales were approximately $100 billion. Based upon industry estimates, photomask sales exceeded $300 million in North America and $1.1 billion worldwide.

        Photomasks are manufactured by independent manufacturers and by captives, which are semiconductor manufacturers that produce almost exclusively for their own fabrication of integrated circuits. Since the mid-1980s, there has been in the United States a trend towards the divestiture or closing of captive photomask operations by semiconductor manufacturers. The Company believes this trend is attributable to increasing capital requirements and costs related to these operations, the presence of a cost-effective source of supply from independent suppliers and a general desire by semiconductor manufacturers to focus on core business matters. As a result, the share of the market served by independents has increased significantly. During the same period, due in part to competitive pressures and increasing capital requirements, the number of significant independent manufacturers decreased from approximately 12 in the mid-1980s to four in 1994.

        During the early 1990s, the total photomask market was relatively flat. This resulted from a number of factors, including: (i) recessionary pressures on the semiconductor industry; (ii) improvements in design technology, which reduced the number of design iterations required to create a functioning semiconductor design; and (iii) shortened photomask delivery cycles (less than 24 hours), which reduced the need for back-up photomask sets. These factors, along with excess available capacity, also led to competitive pressures, forcing manufacturers to reduce prices in order to stimulate sales.

        Beginning in late 1993, independent manufacturers experienced increased demand as a result of several factors. First, the Company believes that semiconductor design activity increased due both to new generic semiconductor designs and proliferating use of application-specific integrated circuits ("ASICs"), each of which requires a separate set of photomasks. In addition, the Company believes factors that adversely affected the photomask industry in the early 1990s no longer significantly affected the growth in demand for photomasks. According to industry statistics, a typical 16 Mbit DRAM in production today utilizes 18 masks compared to 14 masks for a 1 Mbit DRAM.

     STRATEGY

        The Company's strategy to expand its position as a leader in the manufacture of photomasks consists of the following elements:

     Ensure Strong Customer Relationships. Critical to the Company's position as an industry leader is its focus on developing and maintaining high levels of customer satisfaction. Because each photomask is specific to a particular circuit design and customers expect rapid delivery, the Company believes that consistency of product quality and timeliness of delivery are critical to its success. The Company works closely with each customer to ensure that its specific needs are properly reflected in the final product.

     Maintain Technological Leadership. Maintaining technological leadership in photomask manufacture is important to the Company's long term success. The Company believes that it has established the critical mass necessary to support the increased research and development efforts required by advancing semiconductor manufacturing technology. The Company recently has invested in several state-of-the-art manufacturing systems and is devoting significant resources to the development of technologies for the manufacture of advanced photomasks, including optical proximity correction and phase-shift photomasks.

     Leverage Strategically Located Manufacturing Facilities. The Company believes that in certain markets proximity to customers is an important competitive factor. The Company has established multiple manufacturing facilities in key locations to accelerate delivery times and respond to customer demands. In addition, the Company currently is in the process of relocating its Texas facility and establishing operations in Singapore.

     Provide Global Solution. As the semiconductor industry becomes increasingly global, the Company believes that it must be able to satisfy customers' requirements in multiple markets throughout the world. The Company has pursued strategic alliances with photomask manufacturers abroad and intends to establish international manufacturing operations, including its proposed Singapore operations, in order to achieve these objectives.

     PRODUCTS AND SERVICES

        The Company's photomasks are manufactured in accordance with circuit designs provided on a confidential basis by its customers. Each circuit design consists of a series of separate patterns, each of which is imaged onto a different photomask. The resulting series of photomasks is then used by the customer to successively image the patterns onto a semiconductor wafer.

        The Company currently manufactures photomasks using laser-based or electron beam technologies and, to a lesser degree, optical-based technologies. A laser-based or electron beam system is capable of producing the finer line resolution, tighter overlay and larger die size for the larger and more complex circuits currently being designed. Laser and electron beam generated photomasks can be used with the most advanced processing techniques to produce very large scale integrated circuit ("VLSI") devices. Compared to laser or electron beam generated photomasks, the production of photomasks by the optical method is less expensive, but also less precise. The optical method is traditionally used on less complex and lower priced photomasks. The Company currently owns a number of ETEC CORE laser writing systems and ETEC MEBES electron beam systems and has made commitments to purchase additional advanced systems and system upgrades to maintain technological superiority. The ETEC CORE laser-based systems and the ETEC MEBES electron beam systems are the predominant lithography systems used for photomask manufacture.

        The first several levels of photomasks frequently are required to be delivered by the Company within 24 hours of receiving a customer's design. The ability to manufacture high quality photomasks within short time periods is dependent upon efficient manufacturing methods, high yields and high equipment reliability. The Company has made significant investments in manufacturing and data processing systems and statistical process control methods to optimize the manufacturing process and reduce cycle times.

        Quality control is an integral step in the photomask manufacturing process. Photomasks are manufactured in temperature, humidity and particulate controlled cleanrooms because of the high level of precision, quality and yields required. Each photomask is inspected several times during the manufacturing process to ensure compliance with customer specifications. The Company has made a substantial investment in equipment to inspect and repair photomasks and to insure that customer specifications are met. After inspection and any necessary repair, the Company utilizes technological processes to clean the photomasks prior to shipment.

        In addition to the manufacture of photomasks, the Company, through Beta Squared, Inc., a wholly-owned engineering services subsidiary ("Beta"), manufactures, sells and services a wafer plasma etching system used in the processing of semiconductor wafers. The system was developed by Texas Instruments which licensed the right to manufacture and sell it to Beta. Beta also sells refurbished semiconductor manufacturing equipment, engineering services and replacement parts and field service for such equipment on a third-party basis. Such activities represented less than 4% of the Company's net sales during fiscal 1994.

     SALES AND MARKETING

        The Company conducts its marketing activities through a staff of full-time sales personnel and customer service representatives who work closely with the Company's general management and technical personnel. In addition to the sales personnel at the Company's manufacturing facilities in Milpitas and Sunnyvale, California, Brookfield, Connecticut and Dallas, Texas, the Company has sales offices in Carlsbad, California, Fort Collins, Colorado, Jupiter, Florida, Derry, New Hampshire, Raleigh, North Carolina, Beaverton, Oregon, Austin, Texas and the United Kingdom.

        The Company typically negotiates an established price for a customer's orders based on the customer's specifications in order to expedite the placement of individual purchase orders. Some of these prices may remain in effect for up to one year. The Company also negotiates prices, and occasionally enters into purchase arrangements, based on the understanding that, so long as the Company's performance is competitive, the Company will receive a specified percentage of that customer's photomask requirements. As part of the acquisition in October 1993 of operations in Texas, the Company assumed an agreement with Texas Instruments, which continues until March 31, 2000 and provides that the Company is Texas Instruments' principal photomask supplier so long as the Company's price, quality, service and delivery are competitive. The agreement also requires the Company to insure that prices charged to Texas Instruments are not less favorable than those otherwise extended by the Company to other customers with similar specifications, volume, delivery and other requirements.

        In addition to sales to domestic customers, the Company has been marketing its products in international markets. The Company has sub-contract manufacturing arrangements in France and Taiwan, a sales representative in the United Kingdom and arrangements with an independent sales representative in Korea. The Company considers its presence in international markets important to attracting new customers, to providing global solutions to existing customers and to servicing certain customers' manufacturing foundries outside of the United States, principally in the Pacific Rim.

     CUSTOMERS

        The Company primarily sells its products to leading semiconductor manufacturers, including the following:

          Advanced Micro Devices, Inc.       Motorola, Inc.
          Alliance Semiconductor Corp.       National Semiconductor Corporation
          American Microsystems, Inc.        Orbit Semiconductor, Inc.
          Analog Devices                     Raytheon Company
          Atmel Corp.                        Silicon Systems, Inc.
          Cypress Semiconductor Corporation  Symbios Logic Inc. (formerly NCR
          Harris Semiconductor                 Microelectronics)
          LSI Logic Corp.                    Texas Instruments Incorporated
          Lattice Semiconductor Corporation  Toppan Printing Company, Ltd.
          Micron Technology, Inc.            VLSI Technology, Inc.
                                             Zilog, Inc.

        Since 1987, the Company has expanded its customer base and in fiscal 1994 sold its products and services to approximately 250 customers. However, as a result of the acquisition of the Texas operations in 1993, Texas Instruments has become a more significant customer of the Company, representing approximately 36% of net sales in fiscal 1994, and the loss of Texas Instruments or a significant decrease in the amount of the purchases by Texas Instruments from the Company could have a material adverse effect on the business and results of operations of the Company. An additional 18% of net sales in fiscal 1994 was derived from sales to the Company's next four largest customers, no one of which accounted for more than approximately 5% of net sales. Foreign sales accounted for approximately 2% of the Company's net sales in fiscal 1992, 8% in fiscal 1993 and 13% in fiscal 1994. Current international customers include companies in Taiwan, Singapore, the United Kingdom, Canada, Germany, Japan, Switzerland, Italy and Australia.

     RESEARCH AND DEVELOPMENT

        The photomask industry has been and is expected to continue to be characterized by technological change and evolving industry standards. In order to remain competitive, the Company will be required to continually anticipate, respond to and utilize changing technologies. The Company has an ongoing research and development program which is intended to improve continually the Company's level of technology and manufacturing efficiency. The Company has increased its commitment to research and development activities and current efforts include phase-shift and optical proximity correction photomasks for advanced semiconductor manufacturing. The Company incurred expenses of $2.5 million, $2.7 million and $4.7 million for research and development in fiscal 1992, 1993 and 1994, respectively. In addition, the Company leverages the investments in research and development made by its equipment and material suppliers. See "Risk Factors -- Technological Change."

        While the Company believes that it possesses valuable proprietary information, the Company does not believe that patents are a material factor in the photomask manufacturing business and only holds one patent. The Company relies on non-disclosure agreements with employees and vendors to protect its proprietary processes. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar processes. In addition, there can be no assurance that third parties will not claim that the Company's current or future products infringe on their proprietary rights. Any such claim, with or without merit, could result in costly litigation or might require the Company to enter into licensing agreements. Such agreements, if required, may not be available on terms acceptable to the Company or at all.

     MATERIALS AND SUPPLIES

        Raw materials utilized by the Company generally include high precision quartz plates, which are used as photomask blanks, primarily obtained from Hoya and Toppan; pellicles, which are protective transparent cellulose membranes; and electronic grade chemicals used in the manufacturing process. The Company has established purchasing arrangements with each of Toppan and Hoya pursuant to which the Company purchases substantially all of its photomask blanks from Hoya and Toppan so long as their price, quality, delivery and service are competitive. Any delays or quality problems in connection with significant raw materials, in particular photomask blanks purchased from either Hoya or Toppan, could cause delays in shipments of photomasks, which could adversely affect the Company's business and results of operations. The fluctuation of exchange rates with respect to prices of significant raw materials used in manufacturing also could have a material adverse effect on the Company's business and results of operations, although the Company has not experienced any such effects to date.

     COMPETITION

        The photomask industry is highly competitive, and most of the Company's customers utilize more than one photomask supplier. In the United States, the Company competes primarily with DuPont and, to a lesser extent, with other smaller independent photomask suppliers. The Company also competes with semiconductor manufacturers' captive photomask manufacturing operations. The Company expects to face continued competition from these and other suppliers in the future. DuPont, which has competed aggressively in the past, and certain potential competitors in international markets have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition than the Company.

        The Company's ability to compete primarily depends upon the consistency of product quality and timeliness of delivery, as well as pricing, technical capability and service. The Company also believes that proximity to customers is an important competitive factor in certain markets. In the past, competition led to pressure to reduce prices which, the Company believes, contributed to the decrease in the number of independent manufacturers. There can be no assurance that pressure to reduce prices will not continue.

     EMPLOYEES

        The Company's success depends upon, in part, key managerial, engineering and technical personnel, as well as its ability to continue to attract and retain additional personnel. The loss of certain key personnel could have a material adverse effect upon the Company's business and results of operations. As of January 31, 1995, the Company employed a total of approximately 590 persons on a full-time basis, including 56 engaged in engineering, 416 in manufacturing and technical services, 45 in sales, and 73 in administrative activities. The Company believes that it offers competitive compensation and other benefits and that its employee relations are good. None of the Company's employees is represented by a union. See "Risk Factors -- Dependence on Management and Technical Personnel."

     PROPERTIES

        The Company's principal executive offices are located in Jupiter, Florida. The Company owns one of the buildings in which its Connecticut manufacturing facility is located and leases a second building at that site. Both are modern buildings of approximately 19,600 square feet and 20,000 square feet, respectively. The building that is owned by the Company is subject to a mortgage of approximately $500,000. The second building, which houses service and manufacturing support functions and general administrative staff, is leased by the Company until August 2004. The leased building is owned by a partnership controlled by Constantine S. Macricostas, the Chairman of the Board and Chief Executive Officer of the Company. The Company leases a parcel of land contiguous to these buildings, under a lease which expires in November 2005, from an entity controlled by Mr. Macricostas. The foregoing leases are at fixed lease rates which were determined by reference to fair market value rates at the beginning of the lease term.

        The Company's Milpitas, California, manufacturing facility is located in two leased facilities aggregating approximately 49,000 square feet under leases which expire in March 2001 and March 1996, respectively, subject in each case to one five-year renewal option. The Company's Sunnyvale, California, manufacturing facility is located in three contiguous buildings owned by the Company with an aggregate of approximately 40,000 square feet. The Company's manufacturing facility in Texas currently is located in Dallas in a leased facility of approximately 32,000 square feet under a lease with Texas Instruments which expires in June 1995. The Company has purchased property in Allen, Texas, a suburb of Dallas, and is constructing a facility of approximately 55,000 square feet to relocate its operations. The Company leases a 30,000 square foot building which houses its manufacturing facility in Colorado Springs, Colorado. The lease on this property expires on January 31, 1997 with an option to renew for an additional five years. The Company also leases small amounts of office and manufacturing space in Dallas, Texas, Derry, New Hampshire, Carlsbad, California and Austin, Texas.

        Other than new manufacturing systems which have not yet been placed into service, the Company believes it substantially utilized its facilities during the 1994 fiscal year.

        On December 1, 1994, the Company acquired substantially all of the assets of Micro Mask, an independent photomask manufacturer with manufacturing operations located in Sunnyvale, California. The transaction included the purchase of land, buildings (described above), inventory and certain assets other than cash and receivables. In addition, significant manufacturing systems owned by Micro Mask were leased by the Company from Micro Mask. The acquisition was financed with the Company's available cash reserves and involved the payment of approximately $7.2 million in cash at closing and the obligation to pay $3.0 million and $1.8 million, without interest, six months and four years after the closing, respectively. The lease of the manufacturing systems has terms ranging, depending on the system leased, from 44 to 62 months, with the right to purchase the leased system at its then fair market value at the expiration of the lease period.


                                 SELLING SHAREHOLDER

        The following table sets forth certain information known to the Company regarding the Selling Shareholder's beneficial ownership of the Common Stock of Photronics, Inc. as of July 7, 1995 and after giving effect to the offering.

                          SHARES BENEFICIALLY                SHARES BENEFICIALLY
                              OWNED PRIOR                        OWNED AFTER
                              TO OFFERING                         OFFERING
                          -------------------                ------------------
     NAME AND ADDRESS OF                       SHARES TO BE
       BENEFICIAL OWNER     NUMBER   PERCENT       SOLD       NUMBER    PERCENT
     -------------------    ------   -------  -------------   ------    -------
     Microphase
       Laboratories, Inc.   98,559      *          98,559        0         *

     -----------

     *  Represents less than 1%.

        The Selling Shareholder was issued 98,559 shares of Common Stock (the "Shares") in connection with the acquisition by the Company of assets of the Selling Shareholder in June 1995. As part of the agreement for such acquisition, the Company agreed to register the resale of the Shares by the Selling Shareholder or its stockholders.


                                 PLAN OF DISTRIBUTION

        The Shares offered hereby are being sold by the Selling Shareholder acting as principal for its own account. The Company will receive none of the proceeds from this offering. See "Use of Proceeds."

        The distribution of the Shares by the Selling Shareholder is not subject to any underwriting agreement. The Company anticipates that the Selling Shareholder will sell its Shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may resell the Shares through the Nasdaq National Market, or through private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices of negotiated prices. The Selling Shareholder may effect such transactions by selling the Shares to or through other broker-dealers, and such broker-dealers may receive compensation in the form of concessions or commissions from the Selling Shareholder and/or the purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions.) The Selling Shareholder and any broker-dealers that participate with the Selling Shareholder in the distribution of the Shares may be deemed to be underwriters and commissions received by them and any profit on the resale of the Shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act.

        The Selling Shareholder is not restricted as to the price or prices at which they may selling the Shares. Sales of such Shares at less than market prices may depress the market price of the Company's Common Stock. Moreover, the Selling Shareholder is not restricted as the number of Shares which may be sold at any one time.


                                    LEGAL MATTERS

        The validity of the shares offered hereby will be passed upon for the Company by Reid & Priest LLP, New York, New York.


                                       EXPERTS

        The consolidated financial statements as of October 31, 1993 and 1994 and for each of the three years in the period ended October 31, 1994 and the related financial statement schedule incorporated in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The financial statements of Hoya Micro Mask, Inc. as of March 31, 1993 and March 31, 1994, and for the years then ended, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                                AVAILABLE INFORMATION

        The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the 1933 Act, with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such shares of Common Stock, reference is hereby made to such Registration Statement and to the exhibits and schedules thereto. The Company is subject to the informational requirements of the 1934 Act, and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such Registration Statement, reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                                       PART II.

                        INFORMATION NOT REQUIRED IN PROSPECTUS


     ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are:

        Securities and Exchange Commission registration fee  .     $ 1,075
        Legal fees and expenses  . . . . . . . . . . . . . . .       2,000
        Accounting fees and expenses . . . . . . . . . . . . .       2,000
        Miscellaneous  . . . . . . . . . . . . . . . . . . . .         500
                                                                    ------
                    Total  . . . . . . . . . . . . . . . . . .     $ 5,575
                                                                    ======


     ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Connecticut Stock Corporation Act (the "Act") provides for indemnification of directors, officers, shareholders, employees and agents of a corporation. Under the Act, a corporation is required to indemnify a director against judgments and other expenses of litigation when he is sued by reason of his being a director in any proceeding brought, other than on behalf of the corporation, if a director is successful on the merits in defense, or acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, or in a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     In a proceeding brought on behalf of a corporation (a derivative action), a director is entitled to be indemnified by the corporation for reasonable expenses of litigation, if the director is finally adjudged not to have breached his duty to the corporation. In addition, a director is entitled to indemnification for both derivative and non-derivative actions, if a court determines, upon application, that the director is fairly and reasonably entitled to be indemnified.

         Article Ninth of the Company's Certificate of Incorporation limits directors' monetary liability for actions or omissions made in good faith, which are later determined to be a breach of their duty as directors of the Company. Article Ninth does not eliminate or limit a director's liability for breaches of fiduciary duty for actions or omissions which (i) involved a knowing and culpable violation of law; (ii) enabled a director or an associate (as defined in the Act) to receive an improper personal economic gain; (iii) showed a lack of good faith and conscious disregard for his duty as a director under circumstances where the director was aware that his actions created an unjustifiable risk of serious injury to the Company;
     (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of his duty; or (v) involved the improper distribution of Company assets to its shareholders or an improper loan to an officer, director or 5% shareholder. Article Ninth also does not preclude suits for equitable relief, such as an injunction, nor would it shield directors from liability for violations of the federal securities laws. Moreover, Article Ninth does not limit the liability of directors for any act or omission that occurred prior to the date the Article became effective and does not limit the potential liability of officer-directors in their capacity as officers.

         The Company has purchased directors' and officers' liability insurance covering certain liabilities incurred by its directors in connection with the performance of their duties.

     ITEM 16.  EXHIBITS.

         4.         -                       Form of Stock Certificate.(1)
         5.         -                       Opinion of Reid & Priest LLP.
         23(a).     -                       Consent of Deloitte & Touche LLP.
         23(b).     -                       Consent of Reid & Priest LLP (To be
                                            included in Exhibit 5).
         23(c).     -                       Consent of KPMG Peat Marwick LLP.
         24.        -                       Power of Attorney.  (Included at
                                            page II-4).
     -------------------

     (1) Filed as an exhibit to the Company's Registration Statement on Form S-1, File Number 33-11694, which was declared effective by the Commission on March 10, 1987, and incorporated herein by reference.


     ITEM 17.  UNDERTAKINGS.

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

          (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brookfield, State of Connecticut, on the 7th day of July, 1995.


                                            PHOTRONICS, INC.


                                            By   s/ Constantine S. Macricostas
                                                 ------------------------------
                                                 Constantine S. Macricostas,
                                                 Chairman of the Board and Chief
                                                 Executive Officer


                                  POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Michael J. Yomazzo and Jeffrey P. Moonan, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.




          SIGNATURE                       TITLE                        DATE
          ---------                       -----                        ----

     s/ Constantine S. Macricostas    Chairman of the Board of    July 7, 1995
     -----------------------------    Directors, Chief Executive
      Constantine S. Macricostas      Officer and Director
                                      (Principal Executive
                                      Officer)


    s/ Michael J. Yomazzo             President and Director      July 7, 1995
    -----------------------------
       Michael J. Yomazzo
      s/ Robert J. Bollo              Vice President/Finance      July 7, 1995
     ----------------------------     Chief Financial Officer
         Robert J. Bollo              (Principal Financial and
                                      Accounting Officer)


     s/ Walter M. Fiederowicz         Director                    July 7, 1995
     ----------------------------
        Walter M. Fiederowicz


     s/ Joseph A. Fiorita, Jr.        Director                    July 7, 1995
     ----------------------------
        Joseph A. Fiorita, Jr.



     ----------------------------     Director                    July 7, 1995
        Masahiro Fujii

                                  EXHIBIT INDEX


        Exhibit
        -------

          5           Opinion of Reid & Priest LLP.

          23(a)       Consent of Deloitte & Touche LLP.

          23(b)       Consent of Reid & Priest LLP. (To be included in
                      Exhibit 5)

          23(c)       Consent of KPMG Peat Marwick LLP.

          24          Power of Attorney.  (Included at page II-4)